Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	INVESTORS Kris B. Tufto, Chief Executive Officer Image Sensing Systems, Inc. Phone: 651.603.7700

MEDIA Al Galgano Padilla Speer Beardsley Phone: 612.455.1720

FOR IMMEDIATE RELEASE

Image Sensing Systems Names Dale E. Parker as Chief Operating Officer
and Chief Financial Officer

Paul F. Lidsky joins Board of Directors

Saint Paul, Minn., June 24, 2013 ― Image Sensing Systems, Inc. (NASDAQ: ISNS) announced today that it has named Dale E. Parker as its Chief Operating Officer, Chief Financial Officer and Treasurer, effective June 25, 2013. Parker will continue to serve on the Image Sensing Systems board. Parker replaces Gregory R. L. Smith, whose resigned his position with Image Sensing Systems. The resignation of Smith’s employment was not related to any issue with respect to Image Sensing Systems’ financial statements.

Parker has extensive experience working in senior executive positions for both public and private companies in a variety of industries in addition to his expertise with financial statement preparation and SEC reporting. He has served on the board of directors of HickoryTech Corporation, a communications service provider, since 2006, and has chaired that corporation’s board since January 2011. He served as interim chief financial officer of Ener1, Inc., an energy storage technology company, from 2011 until 2012. Previously he served in numerous chief financial officer and vice president roles for manufacturing companies.

Kris Tufto, Image Sensing Systems CEO, said: “We are pleased and fortunate to have Dale Parker step into executive positions with our organization. Having been on our board for the past year, Dale already knows our company, growth strategies and culture. With a strong public company background, he is an ideal choice for COO and CFO.”

The company also announced that it has added Paul F. Lidsky as a board director, replacing Parker on the three board committees. Lidsky has been President and Chief Executive Officer of

Datalink Corporation since July 2009 and a member of its board of directors since June 1998. He was the President and Chief Executive Officer of Calabrio, Inc. from October 2007 until July 2009 and he is currently a member of Calabrio, Inc.'s Board of Directors. From December 2005 until September 2007, Lidsky served as Chief Operating Officer for Spanlink Communications, Inc.

According to Tufto, “Paul Lidsky is a proven technology innovator and leader. He has established a growth track record at Datalink, and we look forward to leveraging his knowledge and industry experience for the benefit of Image Sensing Systems and our shareholders.”

About Image Sensing Systems

Image Sensing Systems, Inc. is a provider of above ground detection and information management solutions for the Intelligent Transportation Systems (ITS) sector and adjacent markets including security, police and parking. We have sold more than 135,000 units of our industry leading Autoscope® machine-vision, RTMS® radar and CitySync automatic number plate recognition (ANPR) products in over 60 countries worldwide. This depth of our experience coupled with the breadth of our product portfolio uniquely positions us to provide powerful hybrid technology solutions and to exploit the convergence of the traffic, security and environmental management markets. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services, including ANPR products; adverse weather conditions in our markets; the impact of governmental laws and regulations; the effects of legal matters in which the Company may become involved; increased international presence; our success in integrating acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012 filed in March 2013.